Exhibit 99.1

Severance Plan for Executive Officers
of Hewlett-Packard Company

Eligibility:    This plan is applicable to individuals who are Executive Officers (within the meaning of Section 16 of the Securities and Exchange Act of 1934, as amended) of Hewlett-Packard Company (“HP”) or who were Executive Officers of HP within 90 days before termination of HP employment.

Severance Benefit:    Participants will be eligible for the following severance payment in the event of a Qualifying Termination (as defined below):

•  For an Executive Officer who holds the title of Chief Executive Officer within 90 days before termination of HP employment, a lump sum severance payment in an amount equal, before taxes and other withholdings, to 2 times the sum of (i) his or her annual base salary as in effect immediately before termination of employment (“Base Salary”) and (ii) average annualized cash bonus under the applicable short-term bonus plan for three years’ worth of performance periods ending with the performance period most recently ended prior to termination of employment  (“Average Bonus”);

• For Executive Officers who hold the title of Executive Vice President within 90 days before termination of HP employment, a lump sum severance payment in an amount equal, before taxes and other withholdings, to 1.5 times the sum of Base Salary and Average Bonus;

•  For Executive Officers who hold the title of Senior Vice President or Vice President within 90 days before termination of HP employment, a lump sum severance payment in an amount equal, before taxes and other withholdings, to 1 times the sum of Base Salary and Average Bonus.

The severance payment under this plan shall be subject to applicable deductions and tax withholding and shall be payable within 10 days after execution of the release of claims described below.  Any payments under this plan shall be reduced by any cash severance benefit payable to the participant under any other HP plan, program or agreement, including cash amounts paid or payable for the uncompleted portion of employment agreements and prorated cash bonuses under the applicable short-term bonus plan.

Qualifying Termination:    A participant will be deemed to have incurred a Qualifying Termination for purposes of this plan if he or she (1) is involuntarily terminated without Cause while holding Executive Officer status or within 90 days of having held Executive Officer status and (2) executes a full release of claims, in a form satisfactory to HP, within 45 days following termination of employment. Cause, for purposes, of this plan shall mean a participant’s:

• Material neglect (other than as a result of illness or disability) of his or her duties or responsibilities to HP; or

• Conduct (including action or failure to act) that is not in the best interest of, or is injurious to, HP.

A participant shall not be deemed to have engaged in conduct constituting Cause under this plan except by a majority vote of the members of HP’s Board of Directors or an independent committee thereof.

Effect on Other Benefits/At Will Status:    All other compensation and benefits shall be governed by the applicable HP plan or agreement.  Payments under this plan shall not be considered compensation for purposes of any other compensation or benefit plan, program, or agreement of HP or its affiliates.  This plan is not intended to, and does not, create an employment relationship for any fixed term.

Administration of Plan:    This plan became effective on October 31, 2003 following approval by the HR and Compensation Committee (the “Committee”) of the Board of Directors of HP (the “Board”) and may be amended, revised, revoked or terminated at the Board’s or Committee’s discretion. This plan is consistent with the Board’s policy regarding severance agreements for senior executives, as adopted by resolutions dated July 18, 2003 (the “Resolutions”), and the benefits provided for hereunder, exclusive of “permitted benefits” (as defined in the Resolutions), do not exceed 2.99 times the sum of any eligible executive’s base salary plus bonus as in effect immediately prior to separation from employment. The Committee may take such action as is necessary to implement and administer this plan consistent with the intent of the Board.